Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports 2011 Financial Results
For Full Year, Fourth Quarter

-- Net Sales Increased 14% on 6% Higher Unit Volume;
Substantial Net Income Increase Reflects Positive Income Tax Adjustment --

VAN NUYS, CALIFORNIA -- March 5, 2012-- Superior Industries International, Inc. (NYSE:SUP) today announced net income of $67.2 million for 2011, or $2.46 per diluted share, compared with net income of $51.6 million, or $1.93 per diluted share, in 2010.

Net sales for 2011 advanced 14 percent to $822.2 million from $719.5 million in 2010, reflecting an increase in unit volume and the pass-through pricing of aluminum. Unit shipments reached 11.7 million in 2011, a 6 percent increase from 11.0 million units shipped in the prior year. Gross profit declined to $67.1 million, or 8 percent of sales, from $89.2 million, or 12 percent of sales, in 2010. Income from operations decreased to $39.8 million from $59.8 million a year ago, largely mirroring the gross profit decline.

The company said the decline in gross profit and margin percentage reflected the impact of a weaker product mix and manufacturing inefficiencies. Reflective of typical market lead-time, product mix changes largely are the result of highly competitive program bidding during 2009. While continuing to run at full capacity, manufacturing inefficiencies translated into higher labor cost in order to meet customer requirements. Other costs also were higher, including repairs and maintenance, operating supplies and wheel development activities.

“Relatively healthy general market activity and vehicle production rates tend to mask the challenges posed by ongoing changes in our product mix,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “Our business today largely is the result of competitive activity that originated two and three years ago. While the non-metal pricing of our products trended down in 2011, manufacturing challenges increased, as design complexity and cosmetic standards for our products continue to rise.

“Very high capacity utilization tends to magnify the effect of operating inefficiencies caused by equipment breakdowns, lower productivity on the front end of product launches and other factors. These challenges were more prevalent in our U.S. plants. We continue to focus on improving factory operations, with actions ranging from continued addition of new management and organizational competencies, to higher investment in capital equipment.

“We believe we have great opportunities to improve our operating performance. Although tangible results of our efforts likely will not be visible in the shorter term, we are committed to implementing improvements that we are confident will contribute to the longer-term health of the business,” Borick added.

Full Year Results

Wheel sales in 2011 increased $103.5 million, or 15 percent, to $813.0 million from $709.5 million in 2010, as unit shipments increased by 6 percent compared with 2010. A change in average aluminum price, which generally is passed through to customers, contributed approximately $55.4 million to the sales increase and was the primary driver of a 7 percent increase in the average selling price of the company's wheels.

Consolidated gross profit decreased $22.1 million in 2011 to $67.1 million, or 8 percent of net sales, compared with $89.2 million, or 12 percent of net sales, in 2010.  The decline in gross profit and margin percentage reflects a weaker product mix and higher manufacturing costs, principally increased labor expense. While continuing to operate at full capacity to meet customer demand, inefficiencies while commercializing certain new product programs, equipment reliability problems and other manufacturing process issues resulted in manufacturing cost per wheel increasing.

Selling, general and administrative expenses were $25.9 million, or 3 percent of net sales, in 2011 compared with $28.3 million, or 4 percent of net sales, in 2010. Compared with 2011, the 2010 expenses were higher by $1.3 million due to costs to implement a new enterprise resource planning (ERP) system and $900,000 in higher legal fees, while the 2011 results include a $1.5 million reduction in our deferred compensation liability, offset partially by $700,000 higher medical self-insurance costs.

Income before income taxes and equity earnings was $41.9 million in 2011, compared with $57.5 million for 2010, which included the $4.1 million loss on sale of the company's joint venture investment in Hungary. The company's share of the Hungarian joint venture's losses in 2010 was $2.8 million.

In 2011, the company had an income tax benefit of $25.2 million, compared with $3.0 million of expense in 2010. The effective tax rate on the 2011 pretax income was a benefit of 60.2 percent, compared with expense of 5.2 percent in 2010. The 2011 income tax provision included a $42.3 million benefit from released valuation allowances for U.S. and Mexico deferred tax assets. This benefit was offset partially by the net expense for income taxes on U.S. and foreign income and other current period tax adjustments.

Fourth Quarter Results

Net sales for the 2011 fourth quarter advanced 14 percent to $216.8 million from $191.0 million for the previous year, principally reflecting an 11 percent increase in units shipped and higher pass-through pricing of aluminum. Unit shipments of 3.2 million in the 2011 fourth quarter exceeded those in the comparable quarter last year by 305,000.

Gross profit for the 2011 fourth quarter declined to $18.1 million, or 8 percent of sales, from $29.0 million, or 15 percent of sales, for the fourth quarter of 2010. The decline in gross profit and margin percentage reflected, in part, the impact of a weaker product mix. Higher factory costs included direct labor, repairs and maintenance and operating supplies. Costs for wheel development activities also increased in 2011 when compared to the prior year. Manufacturing operations continued to operate at full capacity utilization.

Selling, general and administrative expenses for the fourth quarter of 2011 decreased $300,000 to $6.2 million, or 3 percent of net sales, from $6.5 million, or 4 percent of net sales, for the comparable period in 2010.

Income before income taxes and equity earnings was $12.0 million in the 2011 fourth quarter, compared with $22.5 million for the fourth quarter of 2010, with the change affected by the same items that impacted gross profit comparisons above.

The company had an income tax benefit of $28.2 million in the fourth quarter of 2011, as compared with income tax expense of $300,000 in the fourth quarter of 2010. The fourth quarter of 2011 includes the income tax benefit resulting from the release of valuation allowances established in prior years against deferred tax assets. This benefit was partially offset by the net expense for income taxes on U.S. and foreign income.

Balance Sheet

At December 31, 2011, working capital was $335.7 million, including cash, cash equivalents and short-term investments of $192.9 million. At December 26, 2010, working capital was $311.1 million, including cash, cash equivalents and short-term investments of $151.6 million. Superior has no bank or other interest bearing debt.

Conference Call
Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on Monday, March 5, 2012 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include Ford, General Motors, Chrysler, BMW, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com .

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the company's ability to improve operating performance and implementing improvements that will contribute to the longer-term health of the business, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2010. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, general domestic and international economic conditions, as well as the company's ability to improve operating performance. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Net Sales	$216,847	$191,030	$822,172	$719,500

Cost of Sales	198,786	162,031	755,112	630,263
Gross Profit	18,061	28,999	67,060	89,237

Selling and Administrative Expenses	6,235	6,549	25,888	28,285
Impairment of Long-Lived Assets and Other Charges	997	1,003	1,337	1,153
Income From Operations	10,829	21,447	39,835	59,799

Loss on Sale of Unconsolidated Affiliate	—	—	—	(4,110)
Interest Income, net	206	196	1,101	1,604
Other Income (Expense), net	955	903	990	190
Income Before Income Taxes and Equity Earnings	11,990	22,546	41,926	57,483

Provision for Income Taxes	28,197	(288)	25,243	(2,993)
Equity Losses of Unconsolidated Affiliates	—	—	—	(2,847)
Net Income	$40,187	$22,258	$67,169	$51,643

Income Per Share:
Basic	$1.48	$0.83	$2.48	$1.93
Diluted	$1.48	$0.82	$2.46	$1.93

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,161,000	26,753,000	27,052,000	26,704,000
Diluted	27,231,000	27,025,000	27,330,000	26,789,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	December 31,	December 31,
	2011	2010
Current Assets	$404,283	$381,612
Property, Plant and Equipment, net	145,747	167,207
Investments and Other Assets	43,201	23,623
	$593,231	$572,442

Current Liabilities	$68,550	$70,538
Long-Term Liabilities	64,166	88,422
Shareholders' Equity	460,515	413,482
	$593,231	$572,442